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                                             Filed Pursuant to Rule 424(b)(5)
                                             Registration File No.: 333-51609


SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED SEPTEMBER 26, 2002
(TO PROSPECTUS DATED SEPTEMBER 26, 2002)




                                  $400,000,000
                                  (Approximate)

                                INDYMAC ABS, INC.
                                    Depositor


                               [INDYMAC BANK LOGO]
                           Seller and Master Servicer


                  HOME EQUITY MORTGAGE LOAN ASSET-BACKED TRUST,
                               SERIES SPMD 2002-B
                                     Issuer

                                  ------------

     The Prospectus Supplement dated September 26, 2002 to the Prospectus dated September 26, 2002 with respect to the above-captioned series of certificates is hereby amended as follows:

     1. The definition of "Cumulative Net Loss Trigger Event" under the caption "Description of the Certificates - Glossary" is hereby deleted in its entirety and replaced with the following:

        "Cumulative Net Loss Trigger Event" exists with respect to any distribution date on or after the Stepdown Date, if the percentage obtained by dividing (x) the aggregate amount of Realized Losses incurred from the cut-off date through the last day of the related Remittance Period by (y) the aggregate Stated Principal Balance of the mortgage loans as of the cut-off date exceeds (A) 2.25% for the first month, plus an additional 1/12th of 1.50% for each month thereafter from October 2005 through September 2006, (B) 3.75% for the first month, plus an additional 1/12th of 1.25% for each month thereafter from October 2006 through September 2007, (C) 5.00% for the first month, plus an additional 1/12th of 0.75% for each month thereafter for October 2007 through September 2008, (D) 5.75% for the first month, plus an additional 1/12th of 0.25% for each month thereafter for October 2008 through September 2009, and (E) 6.00% thereafter.




SALOMON SMITH BARNEY


                                   UBS WARBURG



                                October 16, 2002